Exhibit 8.1

São Paulo, March 26, 2015.

Telefônica Brasil S.A.

Avenida Engenheiro Luiz Carlos Berrini, 1376

04571-936, São Paulo — SP

Brazil

Ladies and Gentlemen:

1. We have acted as Brazilian counsel to Telefônica Brasil S.A., a sociedade por ações organized under the laws of the Federative Republic of Brazil (the “Company”) in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “SEC”), under the Securities Act of 1933, as amended, of the Registration Statement on Form F-3 filed on March 26, 2015 (the “Registration Statement”).

2. We hereby confirm that the discussion set forth in the Registration Statement and the related prospectus in the “Taxation” caption, and “Brazilian Tax Considerations” sub-caption, insofar as such discussion constitutes summaries of Brazilian law, is our opinion on the matters referred to therein based on what is expressed in Brazilian law currently in force.

3. We are qualified to practice law in Brazil only and therefore the opinions referred to in this letter are limited to questions arising under the laws of Brazil.

4. We hereby consent to the filing of this opinion with the SEC as an exhibit to the Company’s Registration Statement and to any amendment thereto and to the reference to our name under the caption “Legal Matters” in the Registration Statement.

Very truly yours,

/s/ Eliana Chimenti

Machado, Meyer, Sendacz e Opice

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